Exhibit 99.1

ICAD, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

NASHUA, N.H. — March 5, 2014 – iCAD, Inc. (“iCAD”) (NASDAQ: ICAD), an industry-leading provider of advanced image analysis, workflow solutions and radiation therapy solutions for the early identification and treatment of cancer, today announced that it intends to offer 2,000,000 shares of its common stock in a firm commitment underwritten public offering, subject to market and other conditions. In addition, iCAD intends to grant the underwriter a 30-day option to purchase up to 300,000 additional shares of common stock to cover over-allotments, if any.

iCAD intends to use the net proceeds from the offering, if and when completed, for working capital and other general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iCAD, Inc.:

iCAD is an industry-leading provider of advanced image analysis, workflow solutions and radiation therapy solutions for the early identification and treatment of cancer. iCAD’s Xoft System offers radiation treatment for early-stage breast cancer that can be administered in the form of intraoperative radiation therapy or accelerated partial breast irradiation. The Xoft System is also cleared for the treatment of non-melanoma skin cancer and endometrial cancer. iCAD offers a comprehensive range of high-performance, upgradeable CAD solutions for mammography and advanced image analysis and workflow solutions for Magnetic Resonance Imaging, for breast and prostate cancers and Computed Tomography for colorectal cancer.

For more information, call 877-iCADnow, or visit www.icadmed.com.

iCAD Investor Relations

Anne Marie Fields

Phone: 212-838-3777 x6604

Email: afields@lhai.com